Global Pharm Holdings Group Completes Acquisition of Quantum Magic Integrator Fund Co., Ltd.

SHENZHEN, China, August 3, 2011 /PRNewswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB:GPHG) ("Global Pharm" or the "Company"), a China-based growing vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution, and Traditional Chinese Medicine ("TCM") herbs cultivation and processing business through its subsidiaries in Anhui, Jilin and Shandong provinces, today announced that, on August 3, 2011, the Company entered into  a Share Purchase Agreement (the “Acquisition Agreement”) with each of the four shareholders (each a “Seller” and collectively the “Sellers”), and completed the acquisition. Pursuant to the Acquisition Agreement, the Sellers agreed to sell and the Company agreed to purchase the aggregate of 50,000 ordinary shares (“Sale Shares”) in Quantum Magic Integrator Fund Co., Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Quantum”), representing the entire issued share capital of Quantum. The consideration for the Sale Shares is US$9,000,000, to be paid in full by the Company by issuing the Consideration Shares (as defined under the Acquisition Agreement) to the Sellers within 90 days after the Closing Date (as defined in the Acquisition Agreement). The number of the Consideration Shares to be issued to the Sellers shall be equal to US$9,000,000 divided by the fair market value of the Company’s issued and outstanding common stock as at the Closing Date, as determined by a third-party valuer selected by the Company at its discretion. With the completion of this acquisition, Quantum becomes a wholly owned subsidiary of the Company.

On the date of the Acquisition Agreement, Global Pharm and the Sellers also entered into a Share Pledge Agreement pursuant to which the Sellers pledge 10% of the Consideration Shares to Global Pharm to secure the Sellers’ covenants and undertakings in relation to Quantum’s financial performance for the financial year ending December 31, 2011 as set forth in the Acquisition Agreement.

Quantum owns 100% equity interest of Hong Kong Celestial Asia Pharmaceutical Investment Group Ltd. (“Celestial Asia Pharm”), a Hong Kong holding company who owns 100% equity interest of Shandong Hua Wei Pharmaceutical Co., Ltd. (“Shandong Hua Wei”). Shandong Hua Wei, incorporated on March 18, 1998 in Weifang city of Shandong Province under the law of PRC, engages in pharmaceutical-related products distribution business in China. Shandong Hua Wei owns a modern GSP-certified pharmaceutical logistical center of approximately 16,000 square meters (approximately 172,224 square feet), and is ranked the third in market share in Weifang pharmaceutical distribution market, with an annual sales of approximately RMB 275 million (approximately USD $42,774,100). In March 2011, Shandong Hua Wei was nominated as the candidate of Modern Pharmaceutical Logistics Pilot Enterprise by SFDA of Shandong Province and obtained the qualification of intensive bidding procurement and delivery eligibility for primary medical institutions in Shandong Province. With the completion of the acquisition, Shandong Hua Wei becomes an indirectly wholly owned subsidiary of the Company.

“The successful completion of this acquisition underscores our ongoing commitment to becoming a regional leader and industry integrator in pharmaceutical-related products distribution business,” stated Mr. Yunlun Yin, Chief Executive Officer of Global Pharm. “Followed by earlier successful acquisitions of two city-level pharmaceutical distributors in Tai’an and Zibo, this addition continuously expands our sales coverage in Shandong Province. Additionally, this acquisition allows us to further extend our existing product offering and cement our position in the Shandong pharmaceutical market. We will continue to seek opportunities to accelerate our penetration of the rapid consolidating PRC pharmaceutical distribution industry and expand our market presence by selectively acquiring of more pharmaceutical distributors.”

About Quantum

Quantum incorporated in the British Virgin Islands on April 19, 2010, controls 100% equity interest of Celestial Asia.  Celestial Asia Pharm, a Hong Kong holding company incorporated on August 24, 2009 under the Company Ordinance of Hong Kong, controls 100% equity interest of Shandong Hua Wei.

About Shandong Hua Wei

Shandong Hua Wei incorporated on March 18, 1998 in Weifang city of Shandong province under the law of PRC, engages in pharmaceutical-related products distribution business in China. Currently, it operates a GSP-certified modern pharmaceutical logistics warehouse of over 16,000 square meters(approximately 172,224 square feet) in the economic development zone of Weifang City. On March 8, 2011, it was named as one of the second group of Modern Pharmaceutical Logistics Pilot Enterprises. It has over 1,900 customers, including: city hospitals, county hospitals, clinics and community health care institutions, retail drugstores and other pharmaceutical distributors. Currently, Shandong Hua Wei operates over 10,000 types of products, including 700 products with exclusivity in Shandong Province. Its major varieties include: prescription drugs, OTC drugs, health-care drugs, disinfection-related products, medical instruments and special drugs.

About Global Pharm

Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in pharmaceutical distribution, Traditional Chinese Medicine (TCM) herb plantation and herbal pieces processing business in China. Headquartered in Shenzhen, Global Pharm operates its pharmaceuticals distribution business through five subsidiaries, operates its TCM herbs cultivation business through three subsidiaries, operates its herbal pieces processing business through one subsidiary, located in Shandong, Anhui, and Jilin provinces. At March 31, 2011, Global Pharm owns GSP-certified, modern logistics distribution centers totally occupying approximately 237,400 square feet, manages over 9,000 inventory products, and leases approximately 1,800 acres of herbal cultivation land. The Company focuses on building regional distribution channels, as well as local capillary sales network with high-margin products portfolio. Currently, its sales network covers Shandong, Jilin and Anhui provinces, as well as other developed provinces in China. Global Pharm intends to establish an integrated value chain in pharmaceutical industry through strategic acquisitions within TCM production, pharmaceutical distribution and retail sectors. Global Pharm anticipates it will achieve a solid distribution capacity and develop into a major rapid-growing and profitable pharmaceutical company. For further information, please visit the Company's corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements

Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact

Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373 (Shenzhen, China)
Email: susanliu@globalpharmholdings.com